CVIC-4026
                       CONSECO VARIABLE INSURANCE COMPANY
                                [Amarillo, Texas]
              [Administrative Office: 11815 N. Pennsylvania Street
                                       P.O. Box 1909, Carmel, IN 46082-1909]

               EARNINGS PROTECTION ADDITIONAL DEATH BENEFIT RIDER
                             (hereinafter, "Rider")

This Rider forms a part of the contract to which it is attached. This Rider is subject to the terms of the Base Contract except to the extent it changes the Base Contract. The effective date of this Rider is the same as the Contract Issue Date. Unless stated otherwise, all provisions and limitations of the Base Contract apply to this Rider.

DEFINITIONS
When We use these words for this rider, We mean:
   Annuity Date:                    The date that Annuity Payments begin.
   -------------

   Annuity Payments:                A series of payments  made to the Owner,  or a named  payee,  after the Annuity
   -----------------
                                    Date under the annuity option selected.

   Base Contract:                   The  contract  to which this Rider is  attached.  For the purpose of this rider
   --------------
                                    contract can also mean certificate.

   Beneficiary:                     The  Beneficiary  for this rider will be the same as the Base Contract to which
   ------------
                                    this Rider is attached.

   Company:                         Conseco Variable Insurance Company (We, Us, Our).
   --------

   Contract Anniversary:            One year from Your  Contract  Issue Date and every year  thereafter on the same
   ---------------------
                                    month and day.

   Contract Gain:                   The Contract  Value less the sum of Purchase  Payments  reduced by  Equivalency
   --------------
                                    Withdrawals.

   Contract Issue Date:             The  Contract  Issue  Date  that is  shown  on the  schedule  page of the  Base
   --------------------
                                    Contract.

   Contract Value:                  On a given  business  day,  the  Contract  Value will equal the sum of Purchase
   ---------------
                                    Payments, earned interest, if any, less withdrawals and charges.

   Contract Year:                   The annual period that begins on the Contract Issue Date.  Subsequent  Contract
   --------------
                                    Years begin on each Contract Anniversary.

   Eligible Gain:                   Is the least of:
   --------------
                                    o        The Contract Gain; or
                                    o        If death occurs during the first Contract Year, the initial Purchase
                                             Payment less Equivalency Withdrawals from the initial Purchase Payment; or
                                    o        If death occurs after the first Contract Year has elapsed, all Purchase Payments applied to the Base Contract except Purchase Payments applied within 12 months prior to the date of death, reduced by all Equivalency Withdrawals during the life of the Base Contract.
 Equivalency
 Withdrawal:                    The Equivalency Withdrawal is:
 -----------
                                  o         The partial withdrawal amount; divided by
                                  o         The Contract Value prior to the withdrawal; multiplied by o The sum of all
                                            Purchase Payments less all prior Equivalency Withdrawals.

Optional Coverage
Percentage:                      The  Optional  Coverage  Percentage  is a  percentage  of the initial  Purchase
-----------                      Payment.  You  must  elect  the  Optional  Coverage  Percentage  at the time of application.

Optional Gain:                   The Optional Gain is:
 --------------
                                    o       The Optional Coverage Percentage; multiplied by
                                    o       The Initial Purchase Payment less Equivalency Withdrawals (from the Initial
                                            Purchase Payment); less
                                    o       Sum of all Purchase Payments reduced by withdrawals,
                                            less Contract Value, when the sum of all Purchase
                                            Payments reduced by Withdrawals is greater than Contract Value.

Owner:                           The Owner as defined under the Base Contract, (You/Your).
------

Purchase Payment(s):             A payment made by or for an Owner with respect to the Base Contract.
--------------------

Withdrawals:                     Any amounts withdrawn from the Base Contract.
------------


RIDER BENEFIT

The rider's base death benefit and the rider's optional death benefit, when elected, are payable in addition to any death benefit under the Base Contract or any other rider. Withdrawals from the Base Contract will reduce the rider's death benefit(s). No benefit is payable if death occurs on or after the Annuity Date.

Base Death Benefit:
Upon the death of Owner, We will pay an additional death benefit in an amount equal to 50% (30% for issue ages 70-75) of the Eligible Gain to the Beneficiary upon receipt of due proof of death of the Owner at Our administrative office.

Optional Death Benefit: If Owner death occurs after the fifth Contract Year and the optional death benefit is selected, We will pay in addition to the rider's base death benefit an optional rider death benefit in an amount equal to 50% ((30% for issue ages 70-75) of the Eligible Gain to the Beneficiary upon receipt, of the Optional Gain to the Beneficiary upon receipt of due proof of death of the Owner at Our administrative office. This optional death benefit is only available for exchanges of deferred annuity contracts in a manner that qualifies for non-recognition of income treatment under Section 1035 of the Internal Revenue Code, as amended.

RIDER CHARGE

Base Benefit Charge:
The addition of the base death benefit under the rider to the Base Contract will result in a charge of [0.25%] of Contract Value as of the Contract Anniversary date which will be deducted in arrears on each Contract Anniversary.

Optional Benefit Charge: The selection of the optional death benefit under this rider will result in a charge, in addition to the base benefit charge, of [0.01%] with a maximum charge of 0.02% of Contract Value as of the Contract Anniversary date which will be deducted in arrears on each Contract Anniversary for each 1% of optional benefit selected.

A pro-rata charge will be taken at the death of the Owner and at full surrender.


TERMINATION
This rider terminates and charges and benefits automatically end on the earliest of :
1)       The Annuity Date; or
2)       Full surrender; or
3)       Death of the Owner; or
4)       Transfer of ownership

The Company may terminate this Rider if necessary to comply with applicable state and federal regulations.

A PAYMENT UNDER THIS RIDER MAY BE TAXABLE. AS WITH ALL TAX MATTERS YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.


                  Signed for Conseco Variable Insurance Company
                                    President